Promissory Note
Revolving Credit
LIBOR Rate

$50,000,000.00	July 31, 2008

ANAREN, INC., a New York corporation with a place of business at 6635 Kirkville Road, East Syracuse, NY 13057 (“Borrower”) shall pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association, with offices at 201 South Warren Street, Syracuse, NY 13202, and its successors and assigns (“Lender”), Fifty Million Dollars ($50,000,000.00), or so much thereof as may have been advanced under this Note, on or before July 31, 2013, plus interest on the outstanding balance from this date until paid.

Advances. Lender will, upon request from Borrower, make advances to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time equal to: (a) $50,000,000.00 through July 31, 2009; (b) $40,000,000.00 from August 1, 2009 through July 31, 2010; (c) $30,000,000.00 from August 1, 2010 through July 31, 2011; (d) $20,000,000.00 from August 1, 2011 through July 31, 2012; and (e) $10,000,000.00 from August 1, 2012 through July 31, 2013. Each principal amount and its corresponding effective period referred to in (a) through (e) hereof shall be referred to as the “Available Credit”. All advances shall be in a minimum amount of at least $50,000.00 or such lesser amount remaining under the Available Credit. Subject to the foregoing, Borrower may borrow, repay and reborrow up to the Available Credit.

Interest (Prime Rate). Borrower shall pay interest on the outstanding principal balance of this Note at the rate per annum equal to the Prime Rate plus the Prime Margin ("Adjusted Prime Rate"). “Prime Rate” means the rate per annum from time to time established by the Lender as Lender’s Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Lender for commercial or other extensions of credit. In the event of any change in the Prime Rate, the rate of interest applicable to Borrower’s loans evidenced hereby shall be adjusted to immediately correspond with each such change. “Prime Margin” means: (a) from the date of this Note through September 30, 2008, 100 basis points (“bps”); (b) thereafter, the Prime Margin shall be determined from the following chart under the column entitled “Prime” based upon Borrower’s economic performance as of the end of each fiscal quarter measured by the formula: EBITDA divided by the Current Portion of Long Term Debt (“CPLTD”) plus Interest Expense. “EBITDA” means the net earnings of the Borrower plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation, amortization, and other non-cash charges (including non-cash expenses related to equity based compensation); but not, however, giving effect to extraordinary losses or gains in calculating net income, calculated on a trailing twelve month basis. Any outstanding principal balance in excess of the Available Credit then in effect on the testing date shall be included in CPLTD, which shall otherwise be determined in accordance with generally accepted accounting principles as in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied. All computations of interest shall be made on the basis of a 360-day year and paid for the actual number of days elapsed.

Index	LIBOR Option		Prime
EBITDA/CPLTD + Interest	Margin for Revolver Balances	Non-Usage Fee	Margin for Revolver Balances
>2.0 to 1	+100 bps	20 bps	-100 bps
>1.75 to 2.0	+110 bps	25 bps	-90 bps
>1.50 to 1.75	+125 bps	35 bps	-75 bps
1.50 or less (default)	+425 bps	N/A	+ 225 bps

Interest (LIBOR Rate). Notwithstanding anything contained in the Note to the contrary, Borrower may elect to have one or more advances under the Note bear interest at a fixed rate of interest equal to the Adjusted LIBOR Rate for the duration of a LIBOR Interest Period; provided that no such advance shall be in an amount of less than $100,000.00, and provided further that no LIBOR Interest Period may extent beyond the maturity date of the Note. Upon the expiration of the applicable LIBOR Interest Period, Borrower may elect a new Adjusted LIBOR Rate or the Adjusted Note Rate. If Borrower fails to make an election, the advances will bear interest at the LIBOR Rate plus the Margin for consecutive LIBOR Interest Periods until an election is made. During any LIBOR Interest Period, Borrower shall continue to make interest payments as required by the Note.

1. For purposes hereof, the following definitions apply:

“Adjusted LIBOR Rate” means for any LIBOR Interest Period, an interest rate per annum equal to the sum of (a) the LIBOR Rate for such LIBOR Interest Period and (b) the LIBOR Margin.

“Adjusted Note Rate” means the interest rate provided for in the Note based on the Lender’s Adjusted Prime Rate (as defined in the Note).

“LIBOR Rate” means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the rate per annum at which deposits in United States dollars are offered by prime banks in the London interbank eurodollar market two LIBOR Business Days prior to the day on which such rate is calculated by the Lender, in an amount comparable to the amount of such advance and with a maturity equal to the applicable LIBOR Interest Period. For purposes of illustration, at the end of a fiscal quarter, an advance bearing interest at the Adjusted LIBOR Rate is subject, at borrower’s option, to bear interest beginning on the first day of the next fiscal quarter at the Adjusted LIBOR Rate or the Adjusted Prime Rate. If borrower elects the Adjusted LIBOR Rate or if such Rate becomes applicable by default as provided in paragraph 2 below, the Adjusted LIBOR Rate for such advance shall be calculated as of two LIBOR Business Days prior to the first day of such new fiscal quarter.

“LIBOR Business Day” means a day on which dealings are carried on in the London interbank eurodollar market.

"LIBOR Interest Period" means the period commencing on the date an advance bearing interest at the Adjusted LIBOR Rate is made, continued, or converted (the “Commencement Date”)and continuing until the final day of the fiscal quarter in which the Commencement Date occurs.

“LIBOR Margin” means: (a) from the date of this Note through September 30, 2008, 100 bps; (b) thereafter, the LIBOR Margin shall be determined from the following chart under the column entitled “LIBOR Option” based upon Borrower’s economic performance as of the end of each fiscal quarter measured by the formula: EBITDA divided by CPLTD plus Interest Expense. EBITDA and CPLTD have the meanings set forth in and shall be calculated pursuant to the paragraph above entitled “Interest (Prime Rate)”. Any outstanding principal balance in excess of the Available Credit then in effect on the testing date shall be included in Current Portion of Long Term Debt.

Index	LIBOR Option		Prime
EBITDA/CPLTD + Interest	Margin for Revolver Balances	Non-Usage Fee	Margin for Revolver Balances
>2.0 to 1	+100 bps	20 bps	-100 bps
>1.75 to 2.0	+110 bps	25 bps	-90 bps
>1.50 to 1.75	+125 bps	35 bps	-75 bps
1.50 or less (default)	+425 bps	N/A	+225 bps

“LIBOR Reserve Requirements” means, for any advance bearing interest at the Adjusted LIBOR Rate, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the term of such advance.

2. Borrower may exercise the LIBOR Rate Option is by giving Lender irrevocable written notice of such exercise on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Interest Period, which written notice shall specify: (i) the portion of the advances with respect to which Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Interest Period is to commence and (iii) the duration of the applicable LIBOR Interest Period. Upon the expiration of the initial LIBOR Interest Period, Borrower may elect a new Adjusted LIBOR Rate or the Adjusted Prime Rate. If Borrower fails to make an election, the advances will bear interest at the Adjusted LIBOR Rate for consecutive LIBOR Interest Periods until an election is made. Lender shall be under no duty to notify Borrower that a LIBOR Interest Period is expiring. The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the advances equal to or in excess of $100,000. At no time may there be more than three (3) LIBOR Interest Periods in effect with respect to the advances. No LIBOR Interest Period may extend beyond the maturity date of the Note.

3. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBOR Rate, including a change in LIBOR Reserve requirements, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost.

4. If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that dollar deposits in an amount approximately equal to the portion of the advances for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Interest Period are not generally available at such time in the London Interbank Market for deposits in dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBOR Rate on such portion of the advances or of funding the same for such LIBOR Interest Period due to circumstances affecting the London Interbank Market generally, (iii) that reasonable means do not exist for ascertaining an Adjusted LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the advances bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described herein are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Interest Period.

5. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for Lender to make, fund, or maintain any advance at the Adjusted LIBOR Rate, then Lender’s obligation to make, fund, or maintain any such advance shall terminate and each affected outstanding advance shall be converted to the Adjusted Note Rate on the earlier of the termination date for each LIBOR Interest Period or the date the making, funding, or maintaining of each such advance becomes unlawful.

6. If Borrower repays any advance bearing interest at the Adjusted LIBOR Rate prior to the end of the applicable LIBOR Interest Period, including without limitation a prepayment under paragraphs 4 and 5 immediately preceding, Borrower shall reimburse Lender on demand for the resulting loss or expense incurred by Lender, including without limitation any loss or expense incurred in obtaining, liquidating or reemploying deposits from third parties. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted by Lender to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation (“Breakage Costs”). Calculation of all amounts payable to Lender under this paragraph shall be made as though Lender shall have actually funded the relevant advance through deposits or other funds acquired from third parties for such purpose; provided, however, that Lender may fund any advance bearing interest at the Adjusted LIBOR Rate in any manner it sees fit and the foregoing assumption shall be utilized only for purposes of calculation of amounts payable under this paragraph. Lender will be entitled to receive the reimbursement provided for herein regardless of whether the prepayment is voluntary or involuntary (including demand or acceleration of the Note upon Borrower's default).

Payments. Commencing October 1, 2008, and continuing on the 1st day of each consecutive three month period thereafter to and including July 31, 2013, Borrower shall pay interest then accrued and unpaid on the outstanding balance (if any) of this Note. In addition, if the outstanding principal balance under this Note exceeds the Available Credit then in effect (including each time the Available Credit is reduced under the terms of this Note), Borrower shall immediately make a principal payment in the amount of such excess. At maturity or the earlier acceleration of this Note, Borrower shall pay the entire principal balance, plus all accrued and unpaid interest and fees. Borrower shall make all payments on this Note to Lender at its address stated above, or at such other place as the holder of this Note may designate. Borrower may make prepayments of principal at any time subject to Paragraph 6 under “Interest (LIBOR Rate)” above, and subject to any requirements and/or provisions of any agreement(s) for any derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender with respect to this Note. For any payment due under this Note not made within ten (10) days after its due date, Borrower shall pay a late fee equal to the greater of five percent (5%) of the amount of the payment not made or $50.00. Lender shall apply all payments received on this Note to any unpaid late charges and prepayment premiums, accrued and unpaid interest then due and owing, and the reduction of principal of this Note, in such order and in such amounts as Lender may determine from time to time. The sum or sums shown on Lender’s records shall be rebuttably presumptive of the correct unpaid balances of principal and interest on this Note. Lender is also authorized to complete all blank spaces in this Note. If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment. “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York State.

Default Rate. At Lender’s election, without notice or demand, Borrower shall pay interest at the rate per annum equal to Three Percent (3%) plus the applicable interest rate under this Note (“Default Rate”) on the outstanding balance of this Note during the period that any Event of Default exists (as defined below), on past due interest on this Note, on all other amounts payable to Lender by Borrower in connection with this Note, and on any unsatisfied judgment on this Note. In no event, however, shall the interest rate on this Note exceed the highest rate permitted by law.

Fees. The Borrower shall pay the Lender the following fees: a non-usage fee for each calendar quarter based upon the average daily unused Available Credit during such quarter. The amount of the non-usage fee shall be the average daily unused Available Credit multiplied by the applicable basis points from the chart set forth below under the column headed “Non-Usage Fee”.

EBITDA/CPLTD + Interest	Margin for Revolver Balances	Non-Usage Fee
>2.0 to 1	N/A	20 bps
>1.75 to 2.0	N/A	25 bps
>1.50 to 1.75	N/A	35 bps
1.50 or less (default)	N/A	NA

EBITDA and CPLTD have the meanings set forth in and shall be calculated pursuant to the paragraph above entitled “Interest (Prime Rate)”

Warranties. Borrower represents and warrants to the Lender (which representations and warranties will survive the delivery of the Note) that:

1. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own its property and to carry on its business as now being conducted, to execute and deliver this Note and all other instruments, agreements and documents entered into from time to time, evidencing or securing the loans or any obligation of payment thereof or performance of Borrower's or Guarantor's obligations in connection with the transaction contemplated hereunder, each as amended (collectively referred to as “Loan Documents”), and to carry out the provisions and conditions of the Note and Loan Documents. Borrower is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect.

2. Borrower has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of this Note and the Loan Documents, and each of them has been duly executed and delivered by Borrower and has been authorized by all required action, and Borrower has obtained all requisite consents to the transactions contemplated thereby, and this Note and the Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

3. Neither the execution and delivery of this Note and the Loan Documents, nor the compliance by Borrower with the terms and conditions of this Note and the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the Articles of Incorporation or Code of Regulations, as applicable, or other governing documents of Borrower, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower is now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to the terms of any such agreement or instrument.

4. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower of the transactions contemplated by this Note and the Loan Documents.

5. The Borrower is not (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its articles of incorporation or code of regulations, as applicable, or any other governing document, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

6. The Borrower has furnished to the Lender financial assumptions which, in the opinion of Borrower, fairly and accurately reflect the financial assumptions for the operations of Borrower, and there has been no material adverse change in the Borrower’s financial prospects since that date which would require revision of the same.

Financial Reporting. Borrower shall maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each fiscal quarter and fiscal year, the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP. Borrower will deliver or cause to be delivered to the Lender:

1. As soon as practicable after the end of each quarter in each fiscal year, and in any event within 45 days thereafter, financial statements, including income statement, balance sheet, statement of condition of the Borrower as of the end of such fiscal quarter, and statements of cash flow, changes in financial position, and common shareholder’s equity for such fiscal quarter, internally prepared and certified as complete and correct by the principal financial officer of Borrower, subject to changes resulting from year-end adjustments;

2. As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, financial statements, including income statement, balance sheet, statement of condition of the Borrower as of the end of such year, and statement of cash flow and changes in financial position of the Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared by an independent certified public accountant, accompanied by a report and unqualified opinion of an independent certified public accountant of recognized standing, selected by Borrower and satisfactory to the Lender, and prepared in accordance with generally accepted audit standards.

Collateral/Guaranties. Borrower has secured this Note by a Security Agreement dated July 31, 2008 between Borrower and Lender. This Note is guaranteed by Anaren Microwave, Inc., Anaren Ceramics, Inc., and Anaren Properties, LLC under guaranty agreements (each a “Guarantor”). “Obligor” means (i) a person whose credit or any of whose property is pledged to payment of this Note and includes, without limitation, any Guarantor, and (ii) any signatory to a Loan Document.

Deposit Accounts. So long as credit is available hereunder or until all principal of and interest on this Note have been paid in full, the Borrower shall maintain with Lender and/or a Lender Affiliate, as its primary financial institution, corporate deposit, cash management and loan accounts, where applicable. At the option of Lender, all loan payments and fees will automatically be debited from the Borrower’s primary operating account and all disbursements of Loan proceeds shall be made by the Lender’s or Lender Affiliate’s crediting of such disbursements directly into the appropriate Borrower’s account.

Set Off. The Borrower grants to the Lender a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from the Lender (or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between the Lender and the Borrower, or any third party acting on the Lender's behalf (collectively, the "Lender Affiliates")) to the Borrower and any cash, securities, instruments or other property of the Borrower in the possession of the Lender or any Lender Affiliate, whether for safekeeping or otherwise, or in transit to or from the Lender or any Lender Affiliate (regardless of the reason the Lender or Lender Affiliate had received the same or whether the Lender or Lender Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to the Lender or any Lender Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower to the Lender or any Lender Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Lender or any Lender Affiliate.

Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Note:

1. If (a) the interest hereon or any commitment or other fee shall not be paid in full punctually when due and payable or within three days thereafter, or (b) the principal hereof shall not be paid in full punctually when due and payable.

2. If Borrower or any Obligor fails to perform or observe any covenant or agreement (other than as referred to in (1) above) contained in this Note or in any other of the Loan Documents, and such failure remains unremedied for thirty (30) days after the Lender gives notice thereof to such Borrower or Obligor.

3. If any representation, warranty or statement made in or pursuant to this Note or any Loan Document or any other material information furnished by Borrower or any Obligor to Lender or any other holder of this Note, shall be false or erroneous.

4. If (a) any material provision, in the sole opinion of Lender, of this Note or any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Obligor; (b) the validity, binding effect or enforceability of this Note or any Loan Document against Borrower or any Obligor shall be contested by Borrower or any Obligor; (c) Borrower or any Obligor shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

5. If any event of default or default shall occur under any other Loan Document, or if under any Loan Document any payment is required to be made by Borrower or any Obligor on demand of Lender, and such demand is made.

6. If Borrower shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

7. A final judgment or order for the payment of money in an amount in excess of $250,000.00 shall be rendered against Borrower or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired.

8. There shall have occurred any condition or event that Lender determines has or is reasonably likely to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its subsidiaries, if any, taken as a whole, or (c) the validity or enforceability of this Note or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

9. If Lender, for any reason in good faith and supported with reasonable documentation, deems itself insecure with respect to repayment of this Note.

10. If Borrower or any Obligor shall (a)  die or discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take any action in order thereby to effect any of the foregoing, or omit to take, any action in order to prevent any of the foregoing.

Remedies upon Default. If any Event of Default shall occur, Lender may, at its election, and without demand or notice of any kind, do any one or more of the following:

1. Declare all of the Borrower’s obligations to Lender under this Note immediately due and payable, whereupon all unpaid principal, interest and fees in respect of this Note, together with all of Lender’s costs, expenses and attorneys’ fees related thereto, under the terms of this Note or otherwise, shall be immediately due and payable;

2. Terminate any commitment to make advances under this Note;

3. Exercise any and all rights and remedies available to Lender under any applicable law;

4. Exercise any and all rights and remedies granted to Lender under the terms of this Note and any of the other Loan Documents; and/or

5. Set off the unpaid balance hereunder against any debt owing to Borrower by the Lender or by any Lender Affiliate.

Governing Law. This Note shall be construed under the laws of the State of New York and any applicable federal laws. Time is of the essence in the payment of this Note. All grace periods in this Note and all other Loan Documents shall run concurrently.

Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Note, or if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the front page of this Note. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation or receipt, except that notices from Borrower to Lender pursuant to any of the provisions hereof shall not be effective until received by Lender.

Binding Effect. This Note shall be binding upon the Borrower and upon Borrower’s respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

Amendments.  Any amendment hereof must be in writing and signed by the party against whom enforcement is sought. Unenforceability of any provision hereof shall not affect the enforceability of any other provision. A photographic or other reproduction of this Note may be made by the Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

Indemnification. In consideration of this loan, Borrower hereby releases and discharges Lender and its affiliates and their shareholders, directors, officers, employees, agents and attorneys (collectively “Related Parties”) from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising out of or any way related to any of the Borrower’s obligations hereunder or under the Loan Documents. Borrower shall indemnify, defend and hold harmless the Lender and the Related Parties against any claim brought or threatened against the Lender by the Borrower, any guarantor or endorser hereof, or any other person on account of Lender’s relationship with the Borrower or any guarantor or endorser hereof.

No Waiver. None of the following will be a course of dealing, estoppel, waiver, or implied amendment on which any party to this Note or any Loan Document may rely: (1) Lender’s acceptance of one or more late or partial payments; (2) Lender’s forbearance from exercising any right or remedy under this Note, or any document providing security for or guaranty of repayment of this Note; or (3) Lender’s forbearance from exercising any right or remedy under this Note or any Loan Document on any one or more occasions. Lender’s exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Lender from exercising the right or remedy at any other time. Lender’s rights and remedies under this Note, the Loan Documents, and the law and in equity are cumulative to, but independent of, each other.

Costs, Expenses, Fees and Taxes. Borrower agrees to pay on demand all reasonable costs and expenses of Lender, including but not limited to, (a) administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) reasonable extraordinary expenses of Lender in connection with the administration of this Agreement, the Notes and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, (d) all fees due hereunder or in any of the Loan Documents, including but not limited to Breakage Costs, and (e) all costs and expenses, including reasonable attorneys’ fees, in connection with the determination of Lender’s lien priority in any collateral securing this Note, or the restructuring or enforcement of this Note or any Loan Document. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

Borrower Waivers. Borrower waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, or enforcement of this Note.

Jurisdiction. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in Onondaga County, over any action or proceeding arising out of or relating to this Note, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

Jury Trial Waiver. BORROWER AND LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Borrower: ANAREN, INC.

By: Name: Title:	s/s Lawrence A. Sala Lawrence A. Sala President, CEO & Chairman

Address:	6635 Kirkville Road E. Syracuse, NY 13057